Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
May 2, 2023	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces First Quarter Earnings Per Share of $0.64

Declares Cash Dividend of $0.21 per Share

(Manhattan, KS, May 2, 2023) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.64 for the three months ended March 31, 2023, compared to $0.23 per share in the fourth quarter of 2022 and $0.59 per share in the same quarter last year. Net earnings for the first quarter of 2023 amounted to $3.4 million, compared to $1.2 million in the prior quarter and $3.1 million for the first quarter of 2022. For the three months ended March 31, 2023, the return on average assets was 0.90%, the return on average equity was 12.04%, and the efficiency ratio was 70.1%.

In making this announcement, Michael E. Scheopner, President and Chief Executive Officer of Landmark, said, “We are pleased with our first quarter results, which included continued solid loan growth, lower expenses, and good credit quality. Compared to the fourth quarter 2022, total gross loans increased by $19.6 million, or 9.4% on an annualized basis. Deposits decreased $6.6 million, or 2.1%, during the first quarter of 2023 as expected mainly due to a seasonal decline in public fund deposit balances. We experienced very little deposit runoff in the wake of the bank closures in March and we are very confident in the strength of our deposit base and our overall liquidity. Net interest income increased $2.3 million, or 26.6%, compared to the first quarter of 2022 but declined $939,000, or 7.9%, from the prior quarter as rising interest rates impacted our funding costs. Net interest margin increased to 3.31% during the first quarter of 2023 as compared to 2.99% in the first quarter of last year but declined from 3.53% in the prior quarter. Non-interest income declined 1.9% compared to the same period last year due to lower gains on sales of residential mortgage loans but increased $683,000 from the prior quarter as a result of investment securities losses of $750,000 taken in the fourth quarter 2022. This quarter non-interest expense declined $3.6 million from the prior quarter mainly due to lower expenses overall and acquisition costs of $3.0 million in the prior quarter that did not reoccur in the first quarter 2023. “

Mr. Scheopner continued, “Credit quality remains very strong as non-accrual loans and delinquencies continue to remain low. Landmark recorded net loan charge-offs of $47,000 in the first quarter of 2023 compared to net loan recoveries of $82,000 in the first quarter of 2022 and net loan charge-offs of $67,000 in the fourth quarter of 2022. Non-accrual loans totaled $3.3 million or 0.38% of gross loans at March 31, 2023 and have declined $1.4 million over the last twelve months. Also, the balance of loans past due 30 to 89 days remained low. The allowance for loan losses totaled $10.3 million at March 31, 2023, or 1.18% of period end gross loans. The adoption of Accounting Standards Update 2016-13, Financial Instruments - Credit Losses (Topic 326), commonly referred to as “CECL,” on January 1, 2023, resulted in an increase of $1.5 million in our allowance for credit losses. Our equity to assets ratio totaled 7.74% while loans to deposits totaled 66.4%.”

Total assets at March 31, 2023 were $1.5 billion, total gross loans were $869.8 million and total deposits were $1.3 billion.

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid May 31, 2023, to common stockholders of record as of the close of business on May 17, 2023.

Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Wednesday, May 3, 2023. Investors may participate via telephone by dialing (833) 470-1428 and using access code 507849. A replay of the call will be available through June 2, 2023, by dialing (866) 813-9403 and using access code 453843.

SUMMARY OF FIRST QUARTER RESULTS

Net Interest Income

Net interest income in the first quarter of 2023 amounted to $10.9 million representing a decrease of $939,000 compared to the previous quarter. This decrease in net interest income was due mainly to higher interest expense on deposits and borrowed funds but offset mainly by growth in interest income on loans. The net interest margin totaled 3.31% during the first quarter compared to 3.53% in the prior quarter. Compared to the previous quarter, interest income on loans increased $275,000, or 2.5%, to $11.4 million due to both higher rates and balances while the average tax-equivalent yield on the loan portfolio increased 14 basis points to 5.43%. Interest income on investment securities grew to $3.1 million on slightly lower average balances but higher rates. The average tax-equivalent yield on investment securities totaled 2.68% this quarter compared to 2.56% in the prior quarter.

Interest expense on deposits increased $1.1 million in the first quarter 2023 mainly due to higher rates and average balances on interest-bearing deposits. The average rate on interest-bearing deposits increased this quarter to 1.18% compared to 0.68% in the prior quarter. Interest expense on total borrowed funds grew to $1.1 million as the average rate paid increased 99 basis points to 4.69%.

Non-Interest Income

Non-interest income totaled $3.5 million for the first quarter of 2023, a decrease of $68,000, or 1.9%, compared to the same period last year and an increase of $683,000, or 24.3%, from the previous quarter. The decrease in non-interest income during the first quarter of 2023 compared to the same period last year was primarily due to a decline of $212,000 in gains on sales of one-to-four family residential real estate loans as higher interest rates and low housing inventories reduced originations of these fixed rate loans compared to the same quarter last year. Fees and service charges increased $170,000, or 7.8%, over the same period last year mainly due to increased deposit-related income. A loss of $750,000 was recorded in the fourth of 2022 on the sale of certain low yielding investment securities in our portfolio while there were no security gains or losses in the first quarter of 2023 or 2022.

Non-Interest Expense

During the first quarter of 2023, non-interest expense totaled $10.3 million, an increase of $1.5 million, or 17.0%, over the same period in 2022 but a decrease of $3.6 million, or 25.9%, compared to the prior quarter. Compared to the same period last year, higher costs this year for compensation and benefits, occupancy and equipment, data processing and other non-interest expenses were primarily due to higher operating costs associated with the Freedom Bank acquisition, while amortization expense increased $145,000 this quarter due to the core deposit intangible recorded for this acquisition. The decrease in non-interest expense compared to the prior quarter was primarily due to acquisition costs of $3.0 million which did not reoccur. Also, during the fourth quarter of 2022, a one-time valuation allowance of $354,000 was recorded on certain real estate owned and included in other non-interest expense.

Income Tax Expense

Landmark recorded income tax expense of $693,000 in the first quarter of 2023 compared to income tax expense of $737,000 in the first quarter of 2022 and an income tax benefit of $466,000 in the fourth quarter of 2022. The effective tax rate decreased to 17.1% in the first quarter of 2023 compared to 19.0% in the first quarter of 2022 and (62.5%) in the fourth quarter of 2022. The fourth quarter of 2022 included the recognition of $465,000 of previously unrecognized tax benefits, which reduced the effective tax rate in the period.

Liquidity Highlights

In addition to local retail, commercial and public fund deposits, the Company has access to multiple sources of brokered deposits that can be utilized for liquidity. Landmark also has diverse sources of liquidity available through both secured and unsecured borrowing lines of credit. At March 31, 2023, Landmark had collateral pledged to the Federal Home Loan Bank (“FHLB”) that would allow for an additional $151.1 million of FHLB borrowings. Additionally, investment securities were pledged to the Federal Reserve discount window that creates a borrowing capacity with the Federal Reserve of $64.6 million. Landmark also had various other federal funds agreements, both secured and unsecured, with correspondent banks totaling approximately $30.0 million in available credit at March 31, 2023.

As of March 31, 2023, Landmark had unpledged available-for-sale investment securities with a fair value of $71.8 million as well as approximately $111.9 million of pledged investment securities in excess of required levels. The average life of the Company’s investment portfolio is approximately 4.2 years and is projected to generate cash flow of $72.9 million over the next 12 months.

Balance Sheet Highlights

As of March 31, 2023, gross loans totaled $869.8 million, an increase of $19.6 million, or 9.4% annualized since December 31, 2022. During the quarter, loan growth was comprised of commercial real estate (growth of $12.8 million), residential real estate (growth of $9.1 million), consumer (growth of $2.2 million) and construction and land loans (growth of $0.4 million). Investment securities increased $863,000, during the first quarter of 2023, while gross unrealized net losses on these investment securities decreased from $33.2 million at December 31, 2022 to $26.5 million at March 31, 2023. Deposit balances decreased $6.6 million, or 2.1% on an annualized basis, to $1.3 billion at March 31, 2023. The decrease in deposits was mainly driven by seasonal decline in public fund deposit accounts. Growth in non-interest demand (growth of $11.8 million) and certificate of deposit accounts (growth of $20.9 million) this quarter was mainly offset by lower money market and interest checking accounts. Average borrowings, including Federal Home Loan Bank debt and repurchase agreements declined $2.6 million this quarter. At March 31, 2023, the loan to deposits ratio was 66.4% compared to 64.7% in the prior quarter and 54.9% in the same period last year.

Total deposits include uninsured deposits of $224.7 million and $192.9 million as of March 31, 2023 and December 31, 2022, respectively. This represents less than 18% of our total deposits at March 31, 2023 and compares favorably with other similar community banking organizations. Over 99% of Landmark’s total deposits were considered core deposits at March 31, 2023. These deposit balances are from retail, commercial and public fund customers located in the markets where the Company has bank branch locations.

Stockholders’ equity increased to $117.7 million (book value of $22.58 per share) as of March 31, 2023, from $111.4 million (book value of $21.38 per share) as of December 31, 2022, mainly due to a decrease in other comprehensive losses during the first quarter of 2023 related to the decline in the unrealized losses on investment securities mentioned above but offset by the after-tax CECL adjustment of $1.2 million. The ratio of equity to total assets increased to 7.74% on March 31, 2023, from 7.41% on December 31, 2022.

The allowance for credit losses totaled $10.3 million, or 1.18% of total gross loans on March 31, 2023, compared to $8.8 million, or 1.03% of total gross loans on December 31, 2022. The increase in the allowance for credit losses was primarily due to a $1.5 million increase related to the adoption of CECL on January 1, 2023. Net loan charge-offs totaled $47,000 in the first quarter of 2023, compared to $67,000 during the fourth quarter of 2022 and net loan recoveries of $82,000 during the same quarter last year. The ratio of annualized net loan charge-offs to total average loans was 0.02% in the first quarter of 2023, (0.05%) in the first quarter of last year and 0.03% in the prior quarter. A provision for credit losses of $49,000 was made in the first quarter of 2023 related to unfunded loan commitments and held-to-maturity investments securities. No provision for credit losses was recorded in the fourth quarter of 2022 while a credit provision of $500,000 was recorded in the first quarter 2022.

Non-performing loans totaled $3.3 million, or 0.38% of gross loans, while loans 30-89 days delinquent totaled $1.5 million, or 0.17% of gross loans, as of March 31, 2023. Real estate owned totaled $0.9 million at March 31, 2023.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 31 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park (2), Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economies, including the effects of inflationary pressures and supply chain constraints on such economies; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters, including any changes in response to the recent failures of other banks; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers, including from non-bank competitors such as credit unions and “fintech” companies; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR and the development of a substitute; (x) the effects of severe weather, natural disasters, widespread disease or pandemics (including the COVID-19 pandemic), or other external events; (xi) the loss of key executives or employees; (xii) changes in consumer spending; (xiii) integration of acquired businesses; (xiv) unexpected outcomes of existing or new litigation; (xv) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvi) the economic impact of past and any future terrorist attacks, acts of war, including the current conflict in Ukraine, or threats thereof, and the response of the United States to any such threats and attacks; (xvii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xviii) fluctuations in the value of securities held in our securities portfolio; (xix) concentrations within our loan portfolio, large loans to certain borrowers, and large deposits from certain clients; (xx) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xxi) the level of non-performing assets on our balance sheets; (xxii) the ability to raise additional capital; (xxiii) cyber-attacks; (xxiv) declines in real estate values; (xxv) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxvi) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2022	2022	2022	2022	2021
Assets
Cash and cash equivalents	$23,764	$23,156	$49,234	$30,413	$106,319	$189,213
Interest-bearing deposits at other banks	8,586	9,084	8,844	8,360	6,381	7,378
Investment securities available-for-sale, at fair value:
U.S. treasury securities	121,759	123,111	127,445	135,459	119,882	42,675
U.S. federal agency obligations	1,993	1,988	4,979	14,931	17,013	17,195
Municipal obligations, tax exempt	128,281	127,262	128,392	134,994	130,915	137,984
Municipal obligations, taxable	73,468	67,244	61,959	49,356	45,586	40,046
Agency mortgage-backed securities	164,669	169,701	161,331	151,893	153,587	142,817
Total investment securities available-for-sale	490,170	489,306	484,106	486,633	466,983	380,717
Investment securities held-to-maturity	3,467	3,524	-	-	-	-
Bank stocks, at cost	6,876	5,470	6,641	2,881	2,856	2,905
Loans:
One-to-four family residential real estate	246,079	236,982	205,466	192,517	169,514	166,081
Construction and land	23,137	22,725	18,119	23,092	25,408	27,644
Commercial real estate	316,900	304,074	228,669	209,879	196,736	198,472
Commercial	172,331	173,415	144,582	137,929	127,226	132,154
Paycheck Protection Program (PPP)	21	21	410	652	5,218	17,179
Agriculture	80,499	84,283	86,114	78,240	82,484	94,267
Municipal	2,004	2,026	2,036	2,076	2,212	2,050
Consumer	28,835	26,664	25,911	25,531	24,751	24,541
Total gross loans	869,806	850,190	711,307	669,916	633,549	662,388
Net deferred loan (fees) costs and loans in process	2	(250)	(311)	229	(43)	(380)
Allowance for credit losses	(10,267)	(8,791)	(8,858)	(8,315)	(8,357)	(8,775)
Loans, net	859,541	841,149	702,138	661,830	625,149	653,233
Loans held for sale	1,839	2,488	2,741	6,264	5,424	4,795
Bank owned life insurance	37,541	37,323	32,672	32,483	32,293	32,106
Premises and equipment, net	24,241	24,327	20,628	20,679	20,919	20,803
Goodwill	32,199	32,199	17,532	17,532	17,532	17,532
Other intangible assets, net	3,809	4,006	36	52	67	84
Mortgage servicing rights	3,652	3,813	3,980	4,025	4,128	4,193
Real estate owned, net	934	934	1,288	1,288	1,288	2,551
Other assets	24,198	26,088	25,456	19,911	17,095	13,458
Total assets	$1,520,817	$1,502,867	$1,355,296	$1,292,351	$1,306,434	$1,328,968

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	421,971	410,142	347,942	343,107	350,342	350,005
Money market and checking	588,366	626,659	504,973	520,056	517,936	536,868
Savings	169,504	170,570	170,988	170,419	167,823	155,501
Certificates of deposit	114,189	93,278	93,234	97,885	103,464	106,107
Total deposits	1,294,030	1,300,649	1,117,137	1,131,467	1,139,565	1,148,481
Federal Home Loan Bank borrowings	37,804	8,200	74,900	-	-	-
Subordinated debentures	21,651	21,651	21,651	21,651	21,651	21,651
Other borrowings	28,750	38,402	16,349	6,223	7,004	7,403
Accrued interest and other liabilities	20,864	22,532	19,775	15,708	14,701	15,790
Total liabilities	1,403,099	1,391,434	1,249,812	1,175,049	1,182,921	1,193,325
Stockholders’ equity:
Common stock	52	52	50	50	50	50
Additional paid-in capital	84,413	84,273	79,329	79,284	79,206	79,120
Retained earnings	53,231	52,174	58,114	56,662	54,677	52,593
Treasury stock, at cost	-	-	(1,040)	(538)	-	-
Accumulated other comprehensive (loss) income	(19,978)	(25,066)	(30,969)	(18,156)	(10,420)	3,880
Total stockholders’ equity	117,718	111,433	105,484	117,302	123,513	135,643
Total liabilities and stockholders’ equity	$1,520,817	$1,502,867	$1,355,296	$1,292,351	$1,306,434	$1,328,968

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,
	March 31,	December 31,	March 31,
	2023	2022	2022
Interest income:
Loans	$11,376	$11,101	$7,191
Investment securities:
Taxable	2,317	2,267	991
Tax-exempt	786	786	722
Interest-bearing deposits at banks	98	89	62
Total interest income	14,577	14,243	8,966
Interest expense:
Deposits	2,539	1,452	195
Borrowed funds	1,091	905	126
Total interest expense	3,630	2,357	321
Net interest income	10,947	11,886	8,645
Provision for credit losses	49	-	(500)
Net interest income after provision for credit losses	10,898	11,886	9,145
Non-interest income:
Fees and service charges	2,358	2,572	2,188
Gains on sales of loans, net	693	417	905
Bank owned life insurance	218	214	187
(Losses) gains on sales of investment securities, net	-	(750)	-
Other	226	359	283
Total non-interest income	3,495	2,812	3,563
Non-interest expense:
Compensation and benefits	5,542	5,626	4,775
Occupancy and equipment	1,369	1,373	1,233
Data processing	589	495	340
Amortization of mortgage servicing rights and other intangibles	461	481	316
Professional fees	491	554	451
Acquisition costs	-	3,043	-
Other	1,891	2,380	1,723
Total non-interest expense	10,343	13,952	8,838
Earnings before income taxes	4,050	746	3,870
Income tax expense	693	(466)	737
Net earnings	$3,357	$1,212	$3,133

Net earnings per share (1)
Basic	$0.64	$0.23	$0.60
Diluted	0.64	0.23	0.59
Dividends per share (1)	0.21	0.20	0.20
Shares outstanding at end of period (1)	5,215,575	5,213,232	5,247,332
Weighted average common shares outstanding - basic (1)	5,213,125	5,214,698	5,247,332
Weighted average common shares outstanding - diluted (1)	5,220,688	5,228,490	5,267,908

Tax equivalent net interest income	$11,144	$12,089	$8,840

(1)	Share and per share values at or for the periods ended March 31, 2022 have been adjusted to give effect to the 5% stock dividend paid during December 2022.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

	As of or for the
(Dollars in thousands, except per share amounts)	three months ended,
	March 31,	December 31,	March 31,
	2023	2022	2022
Performance ratios:
Return on average assets (1)	0.90%	0.32%	0.97%
Return on average equity (1)	12.04%	4.50%	9.59%
Net interest margin (1)(2)	3.31%	3.53%	2.99%
Effective tax rate	17.1%	-62.5%	19.0%
Efficiency ratio (3)	70.1%	66.8%	71.9%
Non-interest income to total income (3)	24.2%	23.1%	28.5%

Average balances:
Investment securities	$499,538	$504,495	$421,996
Loans	850,331	832,285	636,032
Assets	1,511,077	1,507,454	1,305,813
Interest-bearing deposits	872,900	850,041	792,354
Subordinated debentures and other borrowings	66,868	65,521	21,651
Repurchase agreements	27,548	31,533	6,825
Stockholders’ equity	$113,115	$106,782	132,429

Average tax equivalent yield/cost (1):
Investment securities	2.68%	2.56%	1.83%
Loans	5.43%	5.29%	4.59%
Total interest-bearing assets	4.39%	4.22%	3.10%
Interest-bearing deposits	1.18%	0.68%	0.10%
Subordinated debentures and other borrowings	5.65%	4.83%	2.30%
Repurchase agreements	2.36%	1.36%	0.18%
Total interest-bearing liabilities	1.52%	0.99%	0.16%

Capital ratios:
Equity to total assets	7.74%	7.41%	9.45%
Tangible equity to tangible assets (3)	5.50%	5.13%	8.22%
Book value per share	$22.58	$21.38	$23.54
Tangible book value per share (3)	$15.67	$14.43	$20.18

Rollforward of allowance for credit losses (loans):
Beginning balance	$8,791	$8,858	$8,775
Adoption of CECL	1,523	-	-
Charge-offs	(108)	(101)	(53)
Recoveries	61	34	135
Provision for credit losses	-	-	(500)
Ending balance	$10,267	$8,791	$8,357

Non-performing assets:
Non-accrual loans	$3,311	$3,326	$4,676
Accruing loans over 90 days past due	-	-	-
Real estate owned	934	934	1,288
Total non-performing assets	$4,245	$4,260	$5,964

Loans 30-89 days delinquent	$1,490	$738	$846

Other ratios:
Loans to deposits	66.42%	64.67%	54.86%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.17%	0.09%	0.13%
Total non-performing loans to gross loans outstanding	0.38%	0.39%	0.74%
Total non-performing assets to total assets	0.28%	0.28%	0.46%
Allowance for credit losses to gross loans outstanding	1.18%	1.03%	1.32%
Allowance for credit losses to gross loans outstanding excluding PPP loans	1.18%	1.03%	1.33%
Allowance for credit losses to total non-performing loans	310.09%	264.31%	178.72%
Net loan charge-offs to average loans (1)	0.02%	0.03%	-0.05%

(1)	Information is annualized.
(2)	Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.
(3)	Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Finacials Measures (unaudited)

	As of or for the
(Dollars in thousands, except per share amounts)	three months ended,
	March 31,	December 31,	March 31,
	2023	2022	2022

Non-GAAP earnings reconciliation:
Net earnings	$3,357	$1,212	$3,133
Add: acquisition costs	-	3,043	-
Less: income tax expense (effective tax rate of 24.5%)	-	(746)	-
Adjusted net earnings (A)	$3,357	$3,509	$3,133

Weighted average common shares outstanding - diluted (B)	5,220,688	5,228,490	5,267,908

Adjusted diluted net earnings per share (A/B)	$0.64	$0.67	$0.59
Adjusted return on average assets (1)	0.90%	0.92%	0.97%
Adjusted return on average equity (1)	12.04%	13.04%	9.59%

(1) Information is annualized.

Non-GAAP financial ratio reconciliation:
Total non-interest expense	$10,343	$13,952	$8,838
Less: foreclosure and real estate owned expense	(17)	(393)	(124)
Less: amortization of other intangibles	(197)	(200)	(17)
Less: acquisition costs	-	(3,043)	-
Adjusted non-interest expense (A)	10,129	10,316	8,697

Net interest income (B)	10,947	11,886	8,645

Non-interest income	3,495	2,812	3,563
Less: losses (gains) on sales of investment securities, net	-	750	-
Less: gains on sales of premises and equipment and foreclosed assets	(1)	-	(114)
Adjusted non-interest income (C)	$3,494	$3,562	$3,449

Efficiency ratio (A/(B+C))	70.1%	66.8%	71.9%
Non-interest income to total income (C/(B+C))	24.2%	23.1%	28.5%

Total stockholders’ equity	$117,718	$111,433	$123,513
Less: goodwill and other intangible assets	(36,008)	(36,205)	(17,599)
Tangible equity (D)	$81,710	$75,228	$105,914

Total assets	$1,520,817	$1,502,867	$1,306,434
Less: goodwill and other intangible assets	(36,008)	(36,205)	(17,599)
Tangible assets (E)	$1,484,809	$1,466,662	$1,288,835

Tangible equity to tangible assets (D/E)	5.50%	5.13%	8.22%

Shares outstanding at end of period (F)	5,215,575	5,213,232	5,247,332

Tangible book value per share (D/F)	$15.67	$14.43	$20.18